Exhibit 3.1

YXT.COM GROUP HOLDING LIMITED

(the “Company”)

CERTIFIED EXTRACT OF THE WRITTEN RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY PASSED ON 1ST DAY OF JULY, 2024 AND EFFECTIVE ON 1ST DAY OF JULY, 2024 IN ACCORDANCE WITH THE COMPANY’S ARTICLES OF ASSOCIATION

Amendment of Pre-IPO M&A

NOTED THAT the first sentence of Article 79 of the Pre-IPO M&A is as follows:

The Board of the Company shall consist of eight (8) members, which number of members shall not be changed except pursuant to an amendment to these Articles.

RESOLVED AS A SPECIAL RESOLUTION THAT the first sentence of Article 79 of the Pre-IPO M&A be and is hereby replaced in its entirety with a new sentence as follows:

The Board of the Company shall consist of up to eight (8) members.

FURTHER NOTED THAT Article 80 of the Pre-IPO M&A is as follows:

The Directors and Observers of the Company may only be appointed and removed as provided in Article 79.

FURTHER RESOLVED AS A SPECIAL RESOLUTION THAT Article 80 of the Pre- IPO M&A be and is hereby replaced in its entirety with a new Article 80 as follows:

The Directors and Observers of the Company may only be appointed and removed as provided in Article 79, or by Ordinary Resolution.

Dated this 12th day of July, 2024

Certified as a true copy by

For and on behalf of

Sertus Incorporations (Cayman) Limited

/s/ Susan Thompson
Susan Thompson
Authorised Signatory
Registered Office

www.verify.gov.ky File#: 318965

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

UNICENTURY GROUP HOLDING LIMITED

(Adopted by Special Resolution passed on March 22, 2021)

1.	The name of the Company is UNICENTURY GROUP HOLDING LIMITED.

2.

The Registered Office of the Company shall be the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KYI-1104, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (as amended) or as revised, or any other Laws of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.

The authorized share capital of the Company is US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each, comprising of (i) 390,518,031 ordinary shares (“Ordinary Shares”), (ii) 15,040,570 series A preferred shares (“Series A Preferred Shares”), (iii) 7,085,330 series B preferred shares (“Series B Preferred Shares”), (iv) 23,786,590 series C preferred shares (“Series C Preferred Shares”), (v) 37,152,161 series D preferred shares (“Series D Preferred Shares”), (vi) 16,883,753 series E preferred shares (“Series E Preferred Shares”), and (vii) 9,533,565 series E2 preferred shares (“Series E2 Preferred Shares”); provided that subject to the provisions of the Companies Act (as amended) and the Seventh Amended and Restated Articles of Association of the Company (as may be amended), the Company shall have power to redeem or purchase any of its Shares and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital, whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide, every issue of Shares whether stated to be ordinary, preference or otherwise, shall be subject to the powers on the part of the Company hereinbefore provided.

6.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (as amended) and, subject to the provisions of the Companies Act (as amended) and the Seventh Amended and Restated Articles of Association of the Company (as may be amended), it shall have the power to register by way of continuation as a body corporate limited by shares under the Laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

1

7.	The financial year end of the Company is 31 December or such other date as the Directors may from time to time decide and annex to this Memorandum of Association.

2

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

OF THE CAYMAN ISLANDS

SEVENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

UNICENTURY GROUP HOLDING LIMITED

(Adopted by Special Resolution passed on March 22, 2021)

INTERPRETATION

1.	In these Articles Table A in the Schedule to the Companies Act does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate” means, with respect to a person other than a natural person, any other persons that, directly or indirectly, controls, is controlled by or is under common control with such person; and with respect to any person who is a natural person, any other person that, is directly or indirectly, controlled by such person or is a Family Member of such person. For the avoidance of doubt, in the case of the Lead Series D Investor, the term “Affiliate” includes (i) any direct or indirect controlling shareholder of the Lead Series D Investor, (ii) any of such direct or indirect controlling shareholder’s or the Lead Series D Investor’s general partners, (iii) the fund manager managing such direct or indirect controlling shareholder or the Lead Series D Investor (and general partners and officers thereof) and other funds or person managed or controlled by such fund manager, and (iv) trusts controlled by or for the benefit of any such person referred to in (i), (ii) or (iii). In these Articles, the “Affiliate of Yunfeng”, “Yunfeng’s Affiliate” or “YF Affiliate” refers to (i) any of YF RMB Funds or YF USD Funds; (ii) any other fund or special purpose investment vehicle managed or sponsored by any YF Advisor; or (iii) any portfolio company controlled by any of the foregoing.

For the purpose of this definition,

(a)	“YF RMB Fund” shall mean any of the following: (i) 上海云锋股权投资中心（有 限合伙）; (ii) 上海云锋新创股权投资中心（有限合伙）; (iii)上海云锋新呈股权投资中心（有限合伙）; and (iv) 上海云锋麒泰投资中心（有限合伙）;

(b)	“YF USD Fund” shall mean any of the following: (i) Yunfeng Fund, L.P., (ii) Yunfeng Fund II, L.P.; and (iii)Yunfeng Fund III, L.P.

(c)	“YF Advisor” means “Yunfeng Offshore Advisor” or “Yunfeng Onshore Advisor”.

(d)	“YF Offshore Advisor” means Yunfeng Capital Limited.

(e)

“YF Onshore Advisor” means 上海云锋投资管理有限公司 or 上海云锋新创投资 管理有限公司, as the case may be. For the avoidance of doubt, Yunfeng shall not be deemed an Affiliate of Alibaba Group Holding Limited or Ant Technology Group Co. Ltd. (蚂蚁科技集团股份有限公司).

“Articles” means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution;

“Available Funds” has the meaning as set forth in Article 47(d);

“Board” or “Board of Directors” means the board of directors of the Company;

“Business” means the business of research and development of software (including Software-as-a-Service or “SaaS”), development and operation of internet or mobile network platforms and design, production, distribution and sale of multimedia courses, in each case, related to professional/skill training or education and enterprise informatization, and providing of related technical, consulting and supporting services, and other business as approved by the Board;

“Business Day” means any day, other than a Saturday, Sunday or any public holidays, on which banks are ordinarily open for business in Cayman Islands, Hong Kong and the PRC;

“Centurium” means Jump Shot Holdings Limited, a company incorporated under the Laws of the Cayman Islands, or its successor;

“Change of Control” means (i) any consolidation, amalgamation, scheme of arrangement or merger of the Company with or into any other person, or any other transaction or series of transactions, in which the members of the Company immediately prior to such consolidation, amalgamation, scheme of arrangement, merger, reorganization or transaction(s) own less than a majority of voting power attaching to all issued and outstanding Equity Securities of the Company immediately after such consolidation, amalgamation, scheme of arrangement, merger, or reorganization, or any transaction or series of related transactions to which the Company is a party in which or as a result of which at least a majority of the voting power attaching to all issued and outstanding Equity Securities of the Company immediately prior to such transaction(s) is transferred; or (ii) a sale, transfer, lease, or other disposition of all or substantially all of the assets of the Company or of the other Group Companies, or the licensing out of material intellectual property, taken as a whole (or any series of related transactions resulting in such sale, transfer, or lease of all or substantially all of the assets of the Company or of the other Group Companies, or the licensing out of material intellectual property, taken as a whole);

“Companies Act” means the Companies Act (as amended) of the Cayman Islands;

“Company” means the above named company;

“control” (including with collative meanings, the terms “controlling”, “controlled by” and “under common control with”) means, with respect to any person, the possession, directly or indirectly, of the power or authority to direct or cause the direction of the business, management and policies of such person, whether through the ownership of voting securities or by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership of more than fifty percent (50%) of the Equity Securities of such person or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of the board of directors or similar governing body of such person;

“Conversion Price” has the meaning as set forth in Article 8(a);

“Cooperative Agreements” has the meaning as set forth in the Shareholders Agreement;

“Core Subsidiary” means a Subsidiary of the Company (i) that conducts the core Business of the Group Companies or (ii) that generates no less than thirty percent (30%) of the aggregated revenues of the Group Companies taken as a whole (based on the then latest available consolidated financial statements of the Group Companies), provided that each of the WFOE I, and Jiangsu Yunxuetang shall constitute a Core Subsidiary.

“CW Series A Preferred Shares” has the meaning as set forth in Article 47(b);

“CW Redemption Price” has the meaning as set forth in Article 47(b);

“Deemed Liquidation Event” means: (i) a sale, lease, transfer, exclusive license or other disposition (whether by merger or otherwise) by the Company or any of its Subsidiaries, of all or substantially all of the assets of the Group Companies taken as a whole (or any series of related transactions resulting in such sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Group Companies taken as a whole); (ii) a liquidation, dissolution, winding up or similar procedure of a Core Subsidiary; (iii) a sale, transfer or other disposition or an exclusive licensing of all or substantially all of the intellectual property of the Group Companies taken as a whole (or any series of related transactions resulting in such sale, transfer or other disposition or an exclusive licensing of all or substantially all of the intellectual property of the Group Companies taken as a whole); (iv) a sale, transfer, exchange or other disposition of no less than a majority of the issued and outstanding share capital of the Company or any Core Subsidiary or a majority of the voting power of the Company or any Core Subsidiary; (v) a merger, consolidation, amalgamation or other business combination of the Company or any Core Subsidiary with or into any other business entity, or any other corporate reorganization or scheme of arrangement, (1) in which the shareholders (with respect to any Core Subsidiary that is a Domestic Company, the actual controlling person, which is the WFOE I or the WFOE II (as applicable)) of the Company or such Core Subsidiary immediately prior to such transaction own less than fifty percent (50%) of the voting power attaching to all issued and outstanding Equity Securities of the Company or such Core Subsidiary immediately after such transaction, or (2) in the event that the Company has adopted the Dual Class Voting Structure prior to such transaction which results in the Founder Parties (together with their Affiliates and the persons act in concert with the Founder Parties, if any) jointly holding, directly or indirectly, more than fifty (50%) of the voting power attaching to all issued and outstanding Equity Securities of the Company, where the Founder Parties (together with the persons act in concert with the Founder Parties, if any) jointly own, directly or indirectly, less than fifty percent (50%) of the voting power attaching to all issued and outstanding Equity Securities of the surviving business entity immediately after such transaction; or (vi) any material breach of, or without the prior written consents of the Series A Majority, Series B Majority, Series C Majority, Series D Majority and Series E Majority, any termination (by operation of law or otherwise) of or material amendment to, any contracts among the Group Companies designed to provide the Company with control over and the ability to consolidate the controlled entities, including without limitation termination of (by operation of law or otherwise), material breach of or material amendment to the Cooperative Agreements. Without prejudicing the foregoing, and for the avoidance of doubt, the fact that the voting power of the Founder Parties (together with their Affiliates and the persons act in concert with the Founder Parties, if any) in the Company is less than fifty percent (50%) of the total voting power in the Company before the adoption of the Dual Class Voting Structure shall not constitute or be deemed as a Deemed Liquidation Event.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a Board or as a committee thereof;

“Domestic Companies” means Jiangsu Yunxuetang Network Technology Co., Ltd. (江苏云学堂网络科技有限公司, “Jiangsu Yunxuetang”), Beijing Yunxuetang Network Technology Co., Ltd. (北京云学堂网络科技有限公司), Suzhou Xuancai Network Technology Co., Ltd. (苏州炫彩网络科技有限公司), Shanghai Zhong Ou International Culture Communication Co., Ltd. (上海中欧国际文化传播有限公司, “Shanghai Zhong Ou”), Suzhou Xiwenlejian Network Technology Co., Ltd. (苏州喜闻乐见网络科技有限公司), Beijing Guoshi Technology Co., Ltd. (北京果识科技有限公司), Shanghai Fenghe Culture Communication Co., Ltd. (上海峰禾文化传播有限公司, “Shanghai Fenghe”) and each other Subsidiary of the Company incorporated under PRC laws (other than the WFOEs), collectively;

“Drag-Along Sale” has the meaning as set forth in the Shareholders Agreement;

“Dual Class Voting Structure” has the meaning as set forth in the Shareholders Agreement;

“Equity Securities” means, with respect to any person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interest, equity interest, registered capital, and other equity securities of such person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing. Unless the context otherwise requires or specifies, any reference to “Equity Securities” refers to the Equity Securities of the Company;

“ESOP” has the meaning as set forth in Article 9(a);

“Existing ESOP Shares” has the meaning as set forth in the Shareholders Agreement;

“Family Members” of an individual means his or her spouse, children or step-children, grandchildren, brothers, sisters, parents, grandparents, in-laws and each person who lives together with this individual in the same household;

“Founder Lu” has the meaning as set forth in the Shareholders Agreement;

“Founder Lu Holdco” has the meaning as set forth in the Shareholders Agreement;

“Founder Lu Holdco Mortgage” has the meaning as set forth in the Shareholders Agreement;

“Founder Lu Holdco Mortgage Agreement” has the meaning as set forth in the Shareholders Agreement;

“Founder Lu Holdco Mortgaged Shares” has the meaning as set forth in the Shareholders Agreement;

“Founder Parties” has the meaning as set forth in the Shareholders Agreement;

“Governmental Authority(ies)” has the meaning as set forth in the Shareholders Agreement;

“Group Companies” has the meaning as set forth in the Shareholders Agreement;

“HK Subsidiary II” means CEIBS Publishing Group Limited;

“Initial Redemption Requesting Holder” has the meaning as set forth in Article 47(c);

“Internal Rate of Return” shall mean, in respect of any Series D Preferred Share as of the date of determination, the annual percentage rate compounded on an annual basis and based on a 365-day period which when applied to each of the following cash flows and taking into account the timing of when the relevant payments are made, would result in a net present value of zero: (a) representing positive cash flows, the aggregate net amounts received by the holder of such Series D Preferred Share in respect of such share through such date (including without limitation any dividends and other distributions and cash from sale or redemption received in respect of such Series D Preferred Share) and (b) representing negative cash flows, the aggregate amounts paid by the holder of such shares;

“Investor Directors” has the meaning as set forth in Article 79;

“Investors” has the meaning as set forth in the Shareholders Agreement;

“IPO” means the first firm underwritten registered public offering by the Company (or another listing vehicle formed to hold all or most of the business and assets of the Group Companies taken as a whole) of its ordinary shares pursuant to a registration statement that is filed with and declared effective by either the Commission under the Securities Act or equivalent filing for a public offering by the Company (or another listing vehicle formed to hold all or most of the business and assets of the Group Companies taken as a whole) of its ordinary shares in any jurisdiction other than the United States of America, including a Qualified Public Offering;

“Issue Date” means the Series A Issue Date, the Series B Issue Date, the Series C Issue Date, the Series D Issue Date, the Series E Issue Date or the Series E2 Issue Date (as applicable);

“Issue Price” means the Series A Issue Price, the Series B Issue Price, the Series C Issue Price, the Series D Issue Price, the Series E Issue Price or the Series E2 Issue Price (as applicable);

“Langmafeng” means Langmafeng Holdings Limited;

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable governmental orders;

“Lead Series D Investor” has the meaning set forth in the Shareholders Agreement;

“Lead Series D Investor Representative” has the meaning set forth in the Shareholders Agreement;

“HK Subsidiaries” has the meaning as set forth in the Shareholders Agreement;

“Matrix” means Matrix Partners China VI Hong Kong Limited;

“M&A” has the meaning as set forth in Article 48(a)(iii);

“Member” has the meaning as in the Companies Act;

“Memorandum of Association” means the Memorandum of Association of the Company as originally formed or, as amended and re-stated from time to time;

“Mortgagee Proxy” has the meaning as set forth in Article76(a).

“New ESOP Shares” has the meaning as set forth in the Shareholders Agreement;

“New Securities” has the meaning as set forth in the Shareholders Agreement;

“Non-wholly Owned/Controlled Subsidiaries” means the Group Companies whose equity interests are not one-hundred percent (100%) held or controlled (whether directly or indirectly) by the Company, including without limitation, as of the Series E2 Closing Date, the HK Subsidiary II, the WFOE II, Shanghai Fenghe and Shanghai Zhong Ou, and a “Non-wholly Owned/Controlled Subsidiary” means any of them;

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares, including without limitation, the Preferred Shares.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority votes of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)

approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Ordinary Shares” means ordinary shares in the capital of the Company of par value of US$0.0001 each;

“paid up” means paid up as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid up;

“PRC” means the People’s Republic of China (for the purpose of these Articles shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan);

“Preferred Majority” means the holders of more than fifty percent (50%) of the then issued and outstanding Preferred Shares, calculated on an as-converted basis;

“Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series E2 Preferred Shares collectively and any of them;

“Qualified Public Offering” means:

(X) with respect to each Member other than the holders of Series E Preferred Shares and Series E2 Preferred Shares, an IPO consummated (unless otherwise consented to by the Lead Series D Investor Representative, Yunfeng and SIG) on or prior to the seventh (7th) anniversary of January 25, 2021on the main board of Stock Exchange of Hong Kong, NASDAQ, the New York Stock Exchange, or another domestic or international stock exchange approved by Tencent, the Lead Series D Investor Representative, Yunfeng and SIG (each, a “Qualified Exchange”), provided that, unless otherwise consented to by the Lead Series D Investor Representative, Yunfeng and SIG: (a)(i) if the closing of such IPO occurs on or prior to the fourth (4th) anniversary of January 25, 2021, the per share offering price in such IPO shall be no less than the higher of (1) a price that would provide (assuming that all of the Ordinary Shares into which such Series D Preferred Shares issued to Centurium pursuant to the Series D Purchase Agreement are convertible are sold in the IPO at such offering price) Centurium with an Internal Rate of Return of 25% on Centurium’s investment in the Series D Preferred Shares acquired pursuant to the Series D Purchase Agreement, with such Internal Rate of Return calculated from the date hereof through the closing date of such IPO, and (2) a price that implies a valuation of the Company immediately prior to the IPO that is no lower than US$800,000,000, and (ii) if the closing of such IPO occurs after the fourth (4th) anniversary of January 25, 2021 and prior to the seventh (7th) anniversary of January 25, 2021 the per share offering price in such IPO shall be no less than a price that implies a valuation of the Company immediately prior to the IPO that is no lower than US$ 1,000,000,000, and (b) such IPO results in gross proceeds in cash to the Company (i.e., before deduction of underwriting fees and other expenses and costs related to such public offering) of at least US$160,000,000; and

(Y) with respect to each holder of Series E Preferred Shares and Series E2 Preferred Shares, an IPO consummated on or prior to the fourth (4th) anniversary of January 25, 2021 on a Qualified Exchange, the per share offering price in which implies a valuation of the Company immediately prior to such IPO not lower than US$1,400,000,000 and results in gross proceeds in cash to the Company (before deduction of underwriting fees and other expenses and costs related to such IPO) of at least US$160,000,000.

“Redeeming Share” has the meaning as set forth in Article 47(c);

“Redemption Date” has the meaning as set forth in Article 47(c);

“Redemption Notice” has the meaning as set forth in Article 47(c);

“Redemption Price” has the meaning as set forth in Article 47(b);

“Register of Members” means the register to be kept by the Company in accordance with Section 40 of the Companies Act;

“Related Party” has the meaning as set forth in the Shareholders Agreement;

“Seal” means the Common Seal of the Company (if adopted) including any facsimile thereof;

“Series A Issue Date” means (i) in the case of SIG (and with respect to the Series A Preferred Shares held by it), November 3, 2017; (ii) in the case of Chengwei Capital HK Limited (and with respect to the Series A Preferred Shares held by it), the date of the first sale and issuance of Series A Preferred Shares to Chengwei Capital HK Limited, and (iii) in the case of CW MBA Digital Limited (and with respect to the Series A Preferred Shares held by it), the date of the first sale and issuance of Series A Preferred Shares to CW MBA Digital Limited;

“Series A Issue Price” means (i) US$1.2771 per Series A Preferred Share with respect to the Series A Preferred Shares held by SIG, its assignee or transferee, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A Preferred Shares, or (ii) US$2.8557 per Series A Preferred Share with respect to the Series A Preferred Shares held by Chengwei Capital HK Limited and CW MBA Digital Limited, their assignee or transferee, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series A Preferred Shares;

“Series A&B Liquidation Preference Amount” has the meaning as set forth in Article 140(d);

“Series A Majority” means the holders of more than a majority of the then issued and outstanding Series A Preferred Shares, calculated on an as-converted basis;

“Series A Preferred Share(s)” means the series A preferred shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein;

“Series B Issue Date” means the date of the first sale and issuance of Series B Preferred Shares;

“Series B Issue Price” means RMB 9.88 per Series B Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred Shares;

“Series B Majority” means the holders of more than a majority of the then issued and outstanding Series B Preferred Shares, calculated on an as-converted basis;

“Series B Preferred Share(s)” means the series B preferred shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein;

“Series B Redemption Price” has the meaning as set forth in Article 47(b);

“Series C Issue Date” means the date of the first sale and issuance of Series C Preferred Shares;

“Series C Issue Price” means US$2.1020 per Series C Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Shares;

“Series C Liquidation Preference Amount” has the meaning as set forth in Article 140(c);

“Series C Majority” means the holders of more than a majority of the then issued and outstanding Series C Preferred Shares, calculated on an as-converted basis;

“Series C Preferred Share(s)” means the series C preferred shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein;

“Series C Redemption Price” has the meaning as set forth in Article 47(b);

“Series D Director” has the meaning as set forth in Article 79;

“Series D Issue Date” means with respect to each holder of the Series D Preferred Share(s), the date of the first sale and issuance of the Series D Preferred Shares to such holder;

“Series D Issue Price” means (i) US$2.6510 per Series D Preferred Share with respect to the Series D Preferred Shares held by Centurium, its assignee or transferee, (ii) US$2.7409 per Series D Preferred Share with respect to the Series D Preferred Shares held by SIG, its assignee or transferee, or (iii) US$2.8557 per Series D Preferred Share with respect to the Series D Preferred Shares held by Tencent, its assignee or transferee, in each case as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series D Preferred Shares;

“Series D Liquidation Preference Amount” has the meaning as set forth in Article 140(b);

“Series D Majority” means the holders of more than a majority of the then issued and outstanding Series D Preferred Shares, calculated on an as-converted basis;

“Series D Preferred Share(s)” means the series D preferred shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein;

“Series D Purchase Agreement” means the Series D Preferred Share Purchase Agreement dated as of December 31, 2019 by and among, inter alia, the Company, certain other Group Companies, Centurium and other relevant parties as listed therein;

“Series D Redemption Price” has the meaning as set forth in Article 47(b);

“Series E Issue Date” means with respect to each holder of the Series E Preferred Share(s), the date of the first sale and issuance of the Series E Preferred Share(s) to such holder;

“Series E Issue Price” means US$5.3306 per Series E Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series E Preferred Shares;

“Series E&E2 Liquidation Preference Amount” has the meaning as set forth in Article 140(a);

“Series E Majority” means the holders of more than a majority of the then issued and outstanding Series E Preferred Shares and Series E2 Preferred Shares, calculated on an as-converted basis;

“Series E Preferred Share(s)” means the series E preferred shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein;

“Series E&E2 Redemption Price” has the meaning as set forth in Article 47(b);

“Series E2 Closing Date” means March 22, 2021;

“Series E2 Issue Date” means with respect to each holder of the Series E2 Preferred Share(s), the date of the first sale and issuance of the Series E2 Preferred Share(s) to such holder;

“Series E2 Issue Price” means US$6.7476 per Series E2 Preferred Share, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series E2 Preferred Shares;

“Series E2 Majority” means the holders of more than two-thirds (2/3) of the then issued and outstanding Series E2 Preferred Shares, calculated on an as-converted basis;

“Series E2 Preferred Share(s)” means the series E2 preferred shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein;

“Share” means any share in the capital of the Company, including a fraction of any share;

“Shareholders Agreement” means the Fifth Amended and Restated Shareholders Agreement dated as of March 22, 2021 by and among, inter alia, the Company, certain other Group Companies, Founder Lu and the Shareholders;

“Share Restriction Agreements” has the meaning as set forth in the Shareholders Agreement;

“SIG” means SIG China Investments Master Fund IV, LLLP;

“SIG Director” has the meaning as set forth in Article 79;

“SIG Series A Redemption Price” has the meaning as set forth in Article 47(b);

“SIG Series A Preferred Shares” has the meaning as set forth in Article 47(b);

“signed” includes a signature or representation of a signature affixed by mechanical means;

“Special Resolution” means a resolution passed in accordance with Section 60 of the Companies Act, being a resolution:

(a)

passed by not less than two-thirds (2/3) votes of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given and where a poll is taken regard shall be had in computing a two-thirds (2/3) majority to the number of votes to which each Member is entitled; or

(b)

approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed;

“Subsidiary” means, with respect to any given person, any other person that is controlled directly or indirectly by such given person. For the avoidance of doubt, the Subsidiaries of the Company shall include the WFOEs and the Domestic Companies and their Subsidiaries from time to time;

“Tencent” means Image Frame Investment (HK) Limited;

“Tencent Business Cooperation Agreements” has the meaning as set forth in the Shareholders Agreement;

“Tencent Director” has the meaning as set forth in Article 79;

“Transaction Documents” has the meaning as set forth in the Shareholders Agreement;

“U.S.” means the United States of America;

“WFOE I” means Yunxuetang Information Technology (Jiangsu) Co., Ltd.(云学堂信息科技(江苏)有限公司);

“WFOE II” means Fenghe Corporation Management Consulting (Shanghai) Co., Ltd. (枫合企业管理咨询（上海）有限公司), together with WFOE I, the “WFOEs” and each a “WFOE”;

“Wholly Owned/Controlled Subsidiaries” means the Subsidiaries of the Company other than the Non-wholly Owned/Controlled Subsidiaries and a “Wholly Owned/Controlled Subsidiary” means any of them.

“Yunfeng” means YF Elite Alliance Limited;

“Yunfeng Director” has the meaning as set forth in Article 79;

“Zu Teng’s SPV” has the meaning as set forth in the Shareholders Agreement.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender;

(c)	words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

(d)	“may” shall be construed as permissive and “shall” shall be construed as imperative;

(e)	references to a “dollar” or “dollars” or $ is a reference to dollars of the U.S.;

(f)	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)

wherever in these Articles there is a reference to a specific number of Preferred Shares or Ordinary Shares or any reference to per Share amount, then, upon the occurrence of any share split, subdivision, combination, share dividend, recapitalization, reclassification or similar event affecting Preferred Shares or Ordinary Shares after the date hereof, the specific number of Preferred Shares or Ordinary Shares so referenced in these Articles shall automatically be proportionally adjusted to reflect the effect of such event on the outstanding Preferred Shares or Ordinary Shares by such share split, subdivision, combination or share dividend. Any reference to or calculation of Shares in issue shall exclude treasury shares.

(h)

in calculations of share numbers, (i) references to a “fully-diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged (including assuming that the Existing ESOP Shares and the New ESOP Shares (after its reservation) have been issued and are outstanding), and (ii) references to an “as converted basis” or “as-converted basis” mean that the calculation is to be made assuming that all Preferred Shares in issue have been converted into Ordinary Shares; and

(i)	references to “writing” and “written” include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

3.	Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced as soon after incorporation as the Directors see fit.

5.

The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES

6.

Subject to the restriction set forth in these Articles (including Article 48) and the Shareholders Agreement (including section 9.4 thereof), all Shares for the time being and from time to time unissued shall be under the control of the Directors, and may be re-designated, allotted or disposed of in such manner, to such persons and on such terms as the Directors in their absolute discretion may think fit. Subject to the relevant provisions, if any, in the Memorandum of Association, these Articles and the Shareholders Agreement, and to any direction that may be given by the Company in a general meeting and without prejudice to any special rights previously conferred on the holders of existing Shares, the Directors may issue Shares against payment in cash or against payment in kind (which may, in the sole determination of the Directors, include tangible assets, services or any other valuable property).

7.

Subject to these Articles and the Shareholders Agreement, the Company may insofar as may be permitted by law, (i) pay a commercially reasonable commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other and (ii) pay, on any issue of Shares, such brokerage as may be lawful and commercially reasonable.

CONVERSION OF PREFERRED SHARES

8.	The holders of the Preferred Shares have conversion rights as follows:

(a)

Optional Conversion. Unless converted earlier pursuant to Article 8(b) below and subject to applicable Laws, the Memorandum of Association and these Articles, each Preferred Share shall be convertible at the option of the holder thereof at any time after the applicable Issue Date into such number of fully paid and non-assessable Ordinary Share as determined by dividing the applicable Issue Price by the then-effective applicable Conversion Price (as defined below). The number of Ordinary Shares issuable upon conversion of each Preferred Share shall be the quotient of the applicable Issue Price of such Preferred Share divided by the then effective conversion price of such Preferred Share (the “Conversion Price”), which shall initially be equal to the applicable Issue Price of such Preferred Share, resulting in an initial conversion ratio of 1:1 (for the avoidance of any doubt, the Conversion Price in respect of Series A Preferred Shares held by Chengwei Capital HK Limited and CW MBA Digital Limited shall initially be the Series A Issue Price applicable to Chengwei Capital HK Limited and CW MBA Digital Limited and the Conversion Price in respect of Series A Preferred Shares held by other holders of Series A Preferred Shares shall initially be the Series A Issue Price applicable to such other holders of Series A Preferred Shares). Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

(b)

Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares at the then effective applicable Conversion Price upon (x) the closing of an IPO, or (y) the written request of the Series A Majority (with respect to the Series A Preferred Shares) or the Series B Majority (with respect to the Series B Preferred Shares) or the Series C Majority (with respect to the Series C Preferred Shares) or the Series D Majority (with respect to the Series D Preferred Shares) or the Series E Majority (with respect to the Series E Preferred Shares) or the Series E2 Majority (with respect to the Series E2 Preferred Shares). In the event of the automatic conversion of the Preferred Shares pursuant to the foregoing of this Article 8(b), the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until the Register of Members of the Company has been updated.

(c)

Mechanisms of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price.

(i)

In the event of an optional conversion pursuant to Article 8(a), before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates therefor, such holder of Preferred Shares shall surrender the certificate or certificates therefor, duly endorsed, to the Company or of any transfer agent for the Preferred Shares to be converted and shall give written notice to the Company that the holder elects to convert the same. The Company shall promptly issue and deliver to such holder of Preferred Shares or the nominee(s) of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid, a certificate or certificates for the number of the remaining Preferred Shares (if such holder of Preferred Shares elects to convert less than all of the Preferred Shares held by it before the conversion) and a cheque denominated in U.S. dollars payable to the holder in the amount of any cash amounts payable (if any) as the result of a conversion into fractional Ordinary Shares and shall update the Register of Members. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date.

(ii)

In the event of an automatic conversion pursuant to Article 8(b), all holders of a class or series of Preferred Shares will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of an IPO be the latest practicable date immediately prior to the consummation of such IPO) and designated for automatic conversion of such class or series of Preferred Shares pursuant to this Article 8. Such notice shall be sent by overnight courier, postage prepaid, to each applicable record holder of the Preferred Shares at such holder’s address appearing on the Register of Members or such other address as such holder may have notified the Company in writing prior to such notice. On or before the date fixed for conversion, such applicable holder of Preferred Shares shall surrender his or its certificate or certificates for all such Shares to the contact person of the Company designated in such notice, and the Company shall promptly thereupon issue and deliver to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which such holder is entitled pursuant to this Article 8 and a cheque denominated in U.S. dollars payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares (if any). On the date fixed for conversion, the Register of Members shall be updated to reflect such conversion and all rights with respect to the Preferred Shares so converted will terminate, with the exception of the rights of the holders thereof, upon surrender of the certificate or certificates therefor, to receive Ordinary Shares (which shall be recorded as issued to such holder in the Register of Members), cash payable as the result of a conversion into fractional Ordinary Shares (if applicable) and certificates for the number of Ordinary Shares into which such Preferred Shares have been converted and payment of any accrued but unpaid dividends thereon. All certificates evidencing the Preferred Shares which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(iii)

The Directors of the Company may effect such conversion in any manner available under applicable Laws, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares converted from such Preferred Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(d)

Reservation of Shares Issuable upon Conversion. The Company shall at all times keep available sufficient number of authorized but unissued Ordinary Shares for the purpose of effecting the conversion of the Preferred Shares into its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purposes.

ADJUSTMENTS TO CONVERSION PRICE

9.	(a)	Special Definitions.

For purposes of this Article 9, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)

“Additional Ordinary Shares” (each an “Additional Ordinary Share”) shall mean all Ordinary Shares and Ordinary Share Equivalents issued (or, pursuant to Article 9(c), deemed to be issued) by the Company after the Series E2 Closing Date, other than:

(A)

Ordinary Shares issued upon conversion of the Preferred Shares in issue as of the date of the Series E2 Closing Date, or as dividend or distribution on the Preferred Shares in issue as of the date of the Series E2 Closing Date to which all holders of Preferred Shares are entitled on a pro rata basis;

(B)

Ordinary Shares (and/or Options) (including any of such shares which are repurchased) issued to officers, directors, employees of and consultants of the Group Companies pursuant to an employee share option plan or any other similar incentive plans duly approved by the Board (including the affirmative votes of the Investor Directors) (such duly approved plan, an “ESOP”);

(C)

any securities issued or issuable upon any share splits, share dividends, subdivision, combination, recapitalization, or other similar events which does not change the relative shareholding percentage of the shareholders of the Company;

(D)

any securities issued in connection with the acquisition of another corporation or entity by the Company, whether by consolidation, merger, purchase of assets, sale or exchange of shares, or other reorganization which, in each case, is approved by the Company’s Board (including the affirmative votes of the Investor Directors);

(E)	any securities issued pursuant to a Qualified Public Offering;

(F)

any securities issued under any arrangement of strategic alliance, technology licensing, equipment leasing or bank financing, provided that in each case a unanimous approval of the Board of Directors shall be obtained in advance (including the affirmative votes of the Investor Directors); and

(G)	Ordinary Shares issued to Zu Teng (祖腾) or Zu Teng’s SPV in accordance with Section 10.8 of the Shareholders Agreement.

(b)

No Adjustment of Conversion Price. No adjustment in any Conversion Price shall be made in connection with issuance of Additional Ordinary Shares unless the consideration per Ordinary Share (on an as-converted basis) for an Additional Ordinary Share (determined pursuant to Article 9(e) hereof) issued or deemed to be issued as set forth pursuant to Article 9(c) by the Company is less than the relevant Conversion Price in effect on the date of and immediately prior to such issuance.

(c)

Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Series E2 Closing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class or series of Shares entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) of this Article 9(c) below) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued unless consideration per Ordinary Share (on an as-converted basis) (determined pursuant to Article 9(e) hereof) for such Additional Ordinary Shares would be less than the applicable Conversion Price then in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)

no further adjustment in the applicable Conversion Price then in effect shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price then in effect computed upon the issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price then in effect computed upon the issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)

in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)

no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the applicable Conversion Price then in effect to an amount which exceeds the lower of (A) such applicable Conversion Price on the original adjustment date, or (B) such applicable Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v)

in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the applicable Conversion Price then in effect shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)	Anti-Dilution Provisions.

Adjustment of Conversion Price upon Issuance of Additional Ordinary Shares below Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Article 9(c)) without consideration or for a consideration per Ordinary Share (net of any selling concessions, discounts or commissions) (on an as-converted basis) less than the applicable Conversion Price (as adjusted from time to time) with respect to any Preferred Share then in effect on the date of and immediately prior to such issuance, the applicable Conversion Price with respect to such Preferred Share then in effect shall be reduced, concurrently with such issuance, to a price determined in accordance with the following formula:

CP2=CP1*(A+B) / (A+C)

For purposes of the foregoing formula, with respect to each Preferred Share, the following definitions shall apply:

(a)	CP2 shall mean the applicable Conversion Price with respect to such Preferred Share in effect immediately after such issue of Additional Ordinary Shares;

(b)	CP1 shall mean the applicable Conversion Price with respect to such Preferred Share in effect immediately prior to such issue of Additional Ordinary Shares;

(c)

“A” shall mean the number of Ordinary Shares issued and outstanding immediately prior to such issue of Additional Ordinary Shares, treating for this purpose as issued and outstanding all Ordinary Shares issuable upon exercise of Options issued and outstanding (including the Options pursuant to an ESOP) immediately prior to such issue or upon conversion or exchange of all Preferred Shares issued and outstanding immediately prior to such issue;

(d)

“B” shall mean the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(e)	“C” shall mean the number of such Additional Ordinary Shares issued in such transaction.

Determination of Consideration.

For purposes of this Article 9, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)

insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends, and after deduction of any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of such Additional Ordinary Shares;

(B)

insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board (including the affirmative votes of the Investor Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company; and

(C)

in the event Additional Ordinary Shares are issued together with other Shares or securities or other assets of the Company for consideration which covers both such Additional Ordinary Shares and such other Shares or securities or other assets, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board (including the affirmative votes of the Investor Directors).

(ii)

Options and Convertible Securities. The consideration per Ordinary Share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 9(c), relating to Options and Convertible Securities, shall be determined by dividing:

(A)

the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)

the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)

Adjustments for Shares Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares are subdivided or split into a greater number of Ordinary Shares or there is any bonus share issue in the form of Ordinary Shares, the applicable Conversion Prices then in effect shall, concurrently with the effectiveness of such subdivision or issuance, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the applicable Conversion Prices then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(f)

Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities or assets of the Company other than Ordinary Shares then and in each such event, provision shall be made so that the holders of Preferred Shares shall receive, upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 9 with respect to the rights of the holders of the Preferred Shares.

(g)

Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of Shares of any other class or classes of Shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision, split, consolidation or combination of Shares provided for above), then and in each such event, provision shall be made so that, upon conversion of any Preferred Share, the holder of such Preferred Share shall receive the kind and amount of Shares and other securities and property which the holder of such Preferred Share would have received had the Preferred Share been converted into Ordinary Shares on the date of such reorganization or reclassification or other change, all subject to further adjustment as provided herein.

(h)

No Impairment. The Company will not, by amendment of its Memorandum of Association and these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Article 9 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Preferred Shares against impairment.

(i)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 9, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including (i) such adjustments and readjustments, which includes (x) the number of the Additional Ordinary Shares issued or sold or deemed to be issued or sold (if applicable), and (y) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold (if applicable), (ii) the applicable Conversion Price in effect before and after such adjustments and readjustments, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of the applicable Preferred Shares.

(j)	Miscellaneous.

(i)	All calculations under this Article 9 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)

The holder(s) of Preferred Shares shall have the right to challenge any determination by the Board of fair value pursuant to this Article 9 if such determination is with respect to an adjustment of the applicable Conversion Price then in effect, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii)

No adjustment in the Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than US$0.0001. Any adjustment of less than US$0.0001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.0001 or more in the Conversion Price.

(k)

Other Dilutive Events. If any event occurs as to which the other provisions of this Article 9 are not strictly applicable but the failure to make any adjustment would not fairly protect the anti-dilution rights of the holders of Preferred Shares set forth in this Article 9 in accordance with the essential intent and principles hereof, then, in each case, the Board shall make appropriate adjustment in the Conversion Price or otherwise so as to protect and preserve (without dilution), the rights of the holders of Preferred Shares.

(l)

Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue of Ordinary Shares upon conversion of Preferred Shares.

VARIATION OF RIGHTS ATTACHING TO SHARES

10.

Subject to the Memorandum of Association, these Articles and the Shareholders Agreement, if at any time the share capital is divided into different classes or series of Shares, the rights attaching to any class or series (unless otherwise provided by the terms of issue of the Shares of that class or series) may, whether or not the Company is being wound-up and except where these Articles or the Companies Act impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class or series, be varied with the consents in writing of the holders of at least a majority of the issued Shares of that class or series, so long as such proposed variation would not adversely affect the rights of any other classes or series of Shares. The provisions of these Articles relating to general meetings of the Company shall mutatis mutandis apply to every such separate general meeting of the holders of one specific class or series of Shares except that the necessary quorum shall be at least one (1) person holding or representing by proxy at least a majority of the issued Shares of that class or series and that any holder of Shares of that class or series present in person or by proxy may demand a poll.

11.

The rights conferred upon the holders of the Shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class or series, be deemed to be varied by the creation or issue of additional Shares ranking pari passu therewith, or the redemption or repurchase of Shares of any class or series by the Company or the change to the director appointment rights of any shareholders of the Company.

CERTIFICATES

12.

Each Member shall be entitled to a share certificate. Share certificates representing Shares of the Company shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorized by the Directors. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process. The Company shall not be bound to issue more than one (1) certificate for Shares held jointly by more than one (1) person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

13.	If a share certificate is defaced, lost or destroyed it may be renewed on such terms, if any, as to evidence and indemnity as the Directors think fit.

FRACTIONAL SHARES

14.

Subject to the Memorandum of Association, these Articles and the Shareholders Agreement, the Directors may issue fractions of a share of any class of Shares, and, if so issued, a fraction of a share (calculated to three (3) decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class of Shares. If more than one (1) fraction of a Share of the same class is issued to or acquired by the same holder such fractions shall be accumulated.

LIEN

15.

The Company shall have a first priority lien and charge on every partly paid Share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share, and the Company shall also have a first priority lien and charge on all partly paid Shares standing registered in the name of a Member (whether held solely or jointly with another person) for all moneys presently payable by him or his estate to the Company, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article 15. The Company’s lien, if any, on a Share shall extend to all distributions payable thereon. Notwithstanding the foregoing, the Company shall at no time have any lien or charges of any nature whatsoever on the Founder Lu Holdco Mortgaged Shares for so long as the Founder Lu Holdco Mortgage subsists.

16.

The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Shares on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the persons entitled thereto by reason of his death or bankruptcy.

17.

For giving effect to any such sale the Directors may authorise any person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

18.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the person entitled to the Shares at the date of the sale.

CALLS ON SHARES

19.

The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their partly paid Shares, and each Member shall (subject to receiving at least fourteen (14)-day notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

20.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

21.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight percent (8%) per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

22.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

23.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Members, or the particular Shares, as to the amount of calls to be paid and the times of payment.

24.

The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent (8%) per annum) as may be agreed upon between the Member paying the sum in advance and the Directors.

FORFEITURE OF SHARES

25.

If a Member fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him or it requiring payment of the amount of the call or instalment as is unpaid, together with any interest which may have accrued.

26.

The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

27.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

28.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

29.

A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him or it to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

30.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all persons claiming to be entitled to the Share.

31.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and that person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

32.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

33.

The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee, and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

34.

Subject to the restrictions set forth in the Shareholders Agreement (including sections 5 and 9.4 thereof) and the Share Restriction Agreements, the Shares are transferrable, and the Directors shall promptly register any transfer of the Founder Lu Holdco Mortgaged Shares pursuant to the terms of the Founder Lu Holdco Mortgage, including any exercise of the power of sale thereunder, and shall not suspend or unreasonably delay registration of such transfer. The Directors shall decline to register any transfer of Shares that is inconsistent with the Shareholders Agreement, the Share Restriction Agreements or applicable Laws, and shall not decline to register any transfer of Shares by any holder of Preferred Shares in compliance with the Shareholders Agreement, the Share Restriction Agreements and applicable Laws. The Directors shall not register a transfer of the Founder Lu Holdco Mortgaged Shares without the prior written consent of Centurium for so long as the Founder Lu Holdco Mortgage subsists. If the Directors refuse to register a transfer, they shall notify the transferor of such refusal within five (5) Business Days after receipt of a request for such transfer, providing a detailed explanation of the reason therefor.

35.

The registration of transfers may be suspended at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration shall not be suspended for more than forty-five (45) days in any year.

36.

All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors decline to register shall (except in any case of fraud) be returned to the person depositing the same.

TRANSMISSION OF SHARES

37.

The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the Share.

38.

Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt person before the death or bankruptcy.

39.

A person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF CAPITAL

40.

Subject to these Articles and the Shareholders Agreement, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe.

41.	Subject to these Articles and the Shareholders Agreement, the Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(c)

cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

42.	Subject to these Articles and the Shareholders Agreement, the Company may by Special Resolution, reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION AND PURCHASE OF OWN SHARES

43.	Subject to the provisions of the Companies Act and the Shareholders Agreement and in accordance with these Articles, the Company may:

(a)

issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such Shares, determine (including the affirmative votes of all Investor Directors);

(b)

purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine, provided that the manner of repurchase has first been authorised by the Company in general meeting (unless the redemption is in respect of the Preferred Shares in which case the redemption must be effected in accordance with the provisions of these Articles); and

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the applicable Laws, including out of profits or the proceeds of issue of Shares.

44.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

45.	Subject to these Articles (including Article 47), the redemption or purchase of any Share shall not be deemed to give rise to the redemption or purchase of any other Share.

46.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

REDEMPTION

47.

(a)

(X) General Redemption Triggers. Notwithstanding Article 43, at any time after the occurrence of any of the following events, each Preferred Share shall become redeemable and be redeemed by the Company at the request of the holder thereof, in each case, in accordance with this Article 47:

(i) a Qualified Public Offering is not consummated on or prior to the fourth (4th) anniversary of January 25, 2021;

(ii) any holder(s) of Preferred Shares delivers a Redemption Notice (as defined below) pursuant to this Article 47;

(iii) there has been any change in the applicable Laws which results in the Company’s failure to effectively control Jiangsu Yunxuetang, or to recognize and receive substantially all the economic benefits of Jiangsu Yunxuetang’s business and operations, or to consolidate the financials of Jiangsu Yunxuetang through the contractual arrangement under the Cooperative Agreements or materially restricts the Company from doing the foregoing, and Founder Lu and the holder(s) of the Preferred Shares fail to reach mutual consent on a lawful solution within sixty (60) days;

(iv) any material breach of any of the representations, warranties, covenants or undertakings specified in the Transaction Documents to which such holder(s) of Preferred Shares is a party by any of the Group Companies and/or the Founder Parties which is not curable or if curable, is not cured within thirty (30) days from the date of occurrence; and

(v) Founder Lu is investigated for or convicted of a criminal offence (including those involving moral turpitude, fraud, theft, embezzlement or material and willful act of dishonesty).

(Y) Additional Redemption Trigger. Notwithstanding Article 43, if at any time Founder Lu ceases, directly or indirectly through Founder Lu Holdco, holding at least fifty percent (50%) of the Shares indirectly held by him as of January 25, 2021 (i.e., at least 10,754,450 Ordinary Shares), each Series E Preferred Share and each Series E2 Preferred Share shall become redeemable and be redeemed by the Company at the request of the holder thereof in accordance with this Article 47.

(Z) Exceptions. Notwithstanding the foregoing (X) and (Y):

(i) if the Company proposes to consummate an IPO which does not constitute a Qualified Public Offering and such IPO has been duly approved by the shareholders of the Company in accordance with these Articles and the Shareholders Agreement, then each shareholder who voted in favor of or consented to such IPO (including the valuation of the Company immediately prior to such IPO and the proposed gross proceeds in cash to the Company (i.e., before deduction of underwriting fees and other expenses and costs related to such IPO) arising from such IPO) shall not require the Company to redeem any Shares held by it pursuant to Article 47(a)(X)(i) unless (1) such IPO is abandoned or withdrawn by the Company, or is rejected or disapproved by the competent governmental authorities or stock exchange which has the authority to review the application for such IPO, or (2) the Company ceases to use its commercially reasonable efforts to complete such IPO as soon as possible after such shareholder approval; and

(ii) if the Company proposes to consummate an IPO which does not constitute a Qualified Public Offering with respect to the holders of Series E Preferred Shares and Series E2 Preferred Shares while constitutes a Qualified Public Offering with respect to the Members other than the holders of Series E Preferred Shares and Series E2 Preferred Shares, and any holder of Series E Preferred Shares or Series E2 Preferred Shares requires the Company to redeem any or all of the Series E Preferred Shares or Series E2 Preferred Shares held by it, then the Members other than the holders of Series E Preferred Shares and Series E2 Preferred Shares shall not have the right to require the Company to redeem any Shares held by them in accordance with Article 47(a)(X)(ii) to the extent that such proposed IPO is finally consummated.

(b)

The redemption price per Series A Preferred Share held by SIG (such Series A Preferred Shares, the “SIG Series A Preferred Shares”, and such redemption price, the “SIG Series A Redemption Price”) shall equal to (1) under the circumstances of (X)(i) and (X)(ii) above, one hundred and fifty percent (150%) of the Series A Issue Price applicable to SIG, plus any accrued but unpaid dividends from the declaration date until the Redemption Date (as defined below) as specified in the Redemption Notice (as defined below), or the fair market value of such SIG Series A Preferred Shares, whichever is higher; or (2) under the circumstances of (X)(iii), (X)(iv) and (X)(v) above, two hundred percent (200%) of the Series A Issue Price applicable to SIG, plus any accrued but unpaid dividends from the declaration date until the Redemption Date specified in the Redemption Notice, or the fair market value of such SIG Series A Preferred Shares, whichever is higher. The redemption price per Series A Preferred Share for each Series A Preferred Share held by Chengwei Capital HK Limited or CW MBA Digital Limited (such Series A Preferred Shares, the “CW Series A Preferred Shares”, and such redemption price, the “CW Redemption Price”) shall equal to the sum of (x) one hundred percent (100%) of the Series A Issue Price applicable to Chengwei Capital HK Limited and CW MBA Digital Limited, (y) an eight percent (8%) compound annual interest calculated from the Series A Issue Date applicable to Chengwei Capital HK Limited and CW MBA Digital Limited until the Redemption Date as specified in the Redemption Notice, and (z) any accrued but unpaid dividends thereon from the declaration date until the Redemption Date as specified in the Redemption Notice.

The redemption price per Series B Preferred Share (the “Series B Redemption Price”) shall equal to (1) under the circumstances of (X)(i) and (X)(ii) above, one hundred and fifty percent (150%) of the Series B Issue Price, plus any accrued but unpaid dividends from the declaration date until the Redemption Date as specified in the Redemption Notice, or the fair market value of such Series B Preferred Shares, whichever is higher; or (2) under the circumstances of (X)(iii), (X)(iv) and (X)(v) above, two hundred percent (200%) of the Series B Issue Price, plus any accrued but unpaid dividends from the declaration date until the Redemption Date specified in the Redemption Notice, or the fair market value of such Series B Preferred Shares, whichever is higher.

The redemption price per Series C Preferred Share (the “Series C Redemption Price”) shall equal the sum of (x) one hundred percent (100%) of the Series C Issue Price, (y) an eight percent (8%) compound annual interest calculated from the Series C Issue Date until the Redemption Date as specified in the Redemption Notice, and (z) any accrued but unpaid dividends from the declaration date until the Redemption Date as specified in the Redemption Notice.

The redemption price per Series D Preferred Share (the “Series D Redemption Price”) shall equal the sum of (x) one hundred percent (100%) of the Series D Issue Price, (y) a twelve percent (12%) compound annual interest calculated from the applicable Series D Issue Date until the Redemption Date as specified in the Redemption Notice, and (z) any accrued but unpaid dividends from the declaration date until the Redemption Date as specified in the Redemption Notice.

The redemption price per Series E Preferred Share (the “Series E Redemption Price”) shall equal the sum of (x) one hundred percent (100%) of the Series E Issue Price, (y) a twelve percent (12%) compound annual interest calculated from the applicable Series E Issue Date until the Redemption Date as specified in the Redemption Notice, and (z) any accrued but unpaid dividends from the declaration date until the Redemption Date as specified in the Redemption Notice.

The redemption price per Series E2 Preferred Share (the “Series E2 Redemption Price”, together with the SIG Series A Redemption Price, the CW Redemption Price, the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price and the Series E Redemption Price, the “Redemption Price”) shall equal the sum of (x) one hundred percent (100%) of the Series E2 Issue Price, (y) a twelve percent (12%) compound annual interest calculated from the applicable Series E2 Issue Date until the Redemption Date as specified in the Redemption Notice, and (z) any accrued but unpaid dividends from the declaration date until the Redemption Date as specified in the Redemption Notice.

(c)

Redemption of a Preferred Share shall be effected by the holder thereof (the “Initial Redemption Requesting Holder”) giving the Company a written notice (the “Redemption Notice”, the date of the Redemption Notice, the “Redemption Notice Date”). The Redemption Notice shall specify the class(es) and number of Preferred Shares the Initial Redemption Requesting Holder requests the Company to redeem and the date of completion of the redemption (the “Redemption Date”, provided that the Redemption Date designated in the Redemption Notice by the Initial Redemption Requesting Holder shall be no earlier than the ninetieth (90th) day following such Redemption Notice). For the avoidance of doubt, each Initial Redemption Requesting Holder shall have the right to request to redeem part or all of the Preferred Shares held by such holder subject to Article 47(a). The Company shall, within five (5) Business Days after receiving the Redemption Notice, deliver a written notice to all holders of Preferred Shares, stating receipt of the Redemption Notice and the Redemption Date and notifying the holders of their redemption right and the contact of the Company to whom the share certificate (or certificates) representing the Redeeming Shares (as defined below) (or, in the case of lost certificates, an indemnity in a form reasonably satisfactory to the Directors) shall be delivered. Each holder of Preferred Shares (other than the Initial Redemption Requesting Holder) may, subject to Article 47(a), elect to exercise its redemption right by delivering a written notice to the Company stating the class(es) and number of Preferred Shares that it requests the Company to redeem (all such exercising holders, together with the Initial Redemption Requesting Holder, the “Redemption Requesting Holders”). Redemption of the Preferred Shares elected to be redeemed by the Redemption Requesting Holders (each, a “Redeeming Share”) shall be carried out in accordance with this Article 47. Full payment of the applicable Redemption Price for each Redeeming Share shall be completed on the Redemption Date and the unpaid amount (if any) shall become debts due and payable to the holders of the Redeeming Shares after the Redemption Date.

(d)

On or prior to the Redemption Date, each Redemption Requesting Holder shall deliver, or cause to be delivered, to the contact person of the Company stated in the Company’s notice, the certificate (or certificates) for those Redeeming Shares (or, in the case of lost certificates, an indemnity in a form reasonably satisfactory to the Directors). The Company shall pay to all Redemption Requesting Holders on the Redemption Date the applicable Redemption Price.

(e)

If the number of Preferred Shares which could be redeemed to the extent permitted by applicable Laws is less than the number of Preferred Shares requested to be redeemed by all Redemption Requesting Holders, the Company shall, to the maximum extent permitted by applicable Laws, (i) firstly, redeem such number of the Series E2 Preferred Shares and the Series E Preferred Shares requested to be redeemed (if such number exceeds the number of Series E2 Preferred Shares and Series E Preferred Shares that are permitted to be redeemed by applicable Laws, then such permitted number of Series E2 Preferred Shares and Series E Preferred Shares shall be allocated among the requesting holders of the Series E2 Preferred Shares and holders of the Series E Preferred Shares on a pro rata basis based on the number of Series E2 Preferred Shares and Series E Preferred Shares requested to be redeemed (on an as-converted basis)), (ii) secondly, after the completion of redemption of all Series E2 Preferred Shares and Series E Preferred Shares requested to be redeemed, redeem such number of the Series D Preferred Shares requested to be redeemed (if such number exceeds the number of Series D Preferred Shares that are permitted to be redeemed by applicable Laws, then such permitted number of Series D Preferred Shares shall be allocated among the requesting holders of the Series D Preferred Shares on a pro rata basis based on the number of Series D Preferred Shares requested to be redeemed), (iii) thirdly, after the completion of redemption of all Series E2 Preferred Shares, Series E Preferred Shares and Series D Preferred Shares requested to be redeemed, redeem such number of Series C Preferred Shares and CW Series A Preferred Shares requested to be redeemed (if such number exceeds the number of Series C Preferred Shares and CW Series A Preferred Shares that are permitted to be redeemed by applicable Laws, then such permitted number of Series C Preferred Shares and CW Series A Preferred Shares shall be allocated among the requesting holders of the Series C Preferred Shares and CW Series A Preferred Shares on a pro rata basis based on the number of Series C Preferred Shares and CW Series A Preferred Shares requested to be redeemed), and (iv) fourthly, after the completion of redemption of all Series E2 Preferred Shares, Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares and CW Series A Preferred Shares requested to be redeemed, redeem such number of Series B Preferred Shares and SIG Series A Preferred Shares requested to be redeemed (if such number exceeds the number of Shares that are permitted to be redeemed by applicable Laws, then such permitted number of Shares shall be allocated among the requesting holders of the Series B Preferred Shares and the SIG Series A Preferred Shares on a pro rata basis based on the number of Series B Preferred Shares and SIG Series A Preferred Shares requested to be redeemed). The holder(s) of Preferred Shares shall be entitled to carry forward the unredeemed portion of Preferred Shares and demand the Company to redeem such portion of Preferred Shares as soon as the Company is permitted by applicable Laws to redeem such unredeemed portion of Preferred Shares.

(f)

If the Company does not have sufficient funds (for avoidance of doubt, such funds of the Company which are legally available for payment of the Redemption Price shall include the funds legally up-streamed from the WFOEs and the Domestic Companies, the “Available Funds”) to redeem all the Redeeming Shares, then the Available Funds shall (i) firstly, be distributed among the exercising holders of the Series E2 Preferred Shares and the holders of the Series E Preferred Shares to pay the aggregate amount of the Series E2 Redemption Price with respect to all of the Series E2 Preferred Shares requested to be redeemed and the Series E Redemption Price with respect to all of the Series E Preferred Shares requested to be redeemed (if the Available Funds are less than the aggregate Series E2 Redemption Price of all of the Series E2 Preferred Shares requested to be redeemed and Series E Redemption Price of all of the Series E Preferred Shares requested to be redeemed, the Available Funds shall be distributed among such holders of Series E2 Preferred Shares and Series E Preferred Shares on a pari passu and pro rata basis, in proportion to the payment they would otherwise have been entitled to pursuant to this Article 47 based on their respective Series E2 Redemption Price and/or Series E Redemption Price), (ii) secondly, subject to the payment in full of the Series E2 Redemption Price payable to the holders of the redeeming Series E2 Preferred Shares and the Series E Redemption Price payable to the holders of the redeeming Series E Preferred Shares, be distributed among the holders of the Series D Preferred Shares to pay for the aggregate amount of the Series D Redemption Price with respect to all of the Series D Preferred Shares requested to be redeemed (if the Available Funds are less than the aggregate Series D Redemption Price of all of the Series D Preferred Shares requested to be redeemed, the Available Funds shall be distributed among such holders of Series D Preferred Shares on a pro rata basis based on the amount of Series D Redemption Price payable to them), (iii) thirdly, subject to the payment in full of the Series E2 Redemption Price payable to the holders of the redeeming Series E2 Preferred Shares, Series E Redemption Price payable to the holders of the redeeming Series E Preferred Shares and the Series D Redemption Price payable to the holders of the redeeming Series D Preferred Shares, be distributed among the holders of the Series C Preferred Shares and CW Series A Preferred Shares to pay for the aggregate amount of the Series C Redemption Price and CW Redemption Price with respect to all of the Series C Preferred Shares and CW Series A Preferred Shares requested to be redeemed (if the remaining Available Funds are less than the aggregate Series C Redemption Price and CW Redemption Price of all of the Series C Preferred Shares and CW Series A Preferred Shares requested to be redeemed, such remaining Available Funds shall be distributed among the holders of the redeeming Series C Preferred Shares and the holders of the redeeming CW Series A Preferred Shares on a pari passu and pro rata basis, in proportion to their respective Series C Redemption Price and/or CW Redemption Price), and (iv) fourthly, subject to the payment in full of the Series E2 Redemption Price payable to the holders of the redeeming Series E2 Preferred Shares, Series E Redemption Price payable to the holders of the redeeming Series E Preferred Shares, Series D Redemption Price payable to the holders of the redeeming Series D Preferred Shares and the Series C Redemption Price and CW Redemption Price payable to the holders of the redeeming Series C Preferred Shares and the redeeming CW Series A Preferred Shares, be distributed among the holders of the Series B Preferred Shares and the SIG Series A Preferred Shares to pay for the aggregate amount of the Series B Redemption Price and the SIG Series A Redemption Price with respect to all of the Series B Preferred Shares and SIG Series A Preferred Shares requested to be redeemed (if the remaining Available Funds are less than the aggregate Series B Redemption Price and SIG Series A Redemption Price of all of the Series B Preferred Shares and the SIG Series A Preferred Shares requested to be redeemed, such remaining Available Funds shall be distributed among the holders of the redeeming Series B Preferred Shares and the holders of the redeeming SIG Series A Preferred Shares on a pari passu and pro-rata basis, in proportion to their respective Series B Redemption Price and/or SIG Series A Redemption Price). From and after the Redemption Date, any unpaid balance of the due and payable Redemption Price to a holder of Preferred Shares shall be paid in the form of a promissory note to such holder, such note to bear interest at a compound rate of twelve percent (12%) per annum (365 days a year) calculated from the Redemption Date based on the actual number of days lapsed. From the Redemption Date to the date on which the entire Redemption Price plus all interests accruing under the note as contemplated herein, are paid in full, the Company and the Directors shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(g)

To the extent permitted by the applicable Laws, the Company shall (i) procure that the profits of the applicable Subsidiaries for the time being available for distribution shall be paid to it by way of dividend, and/or (ii) subject to the restrictions set forth in these Articles and the Shareholders Agreement, procure the properties and assets of its Subsidiaries be sold, transferred or otherwise disposed of with proceeds therefrom being distributed up and paid to the Company, if and to the extent that the Company would not itself otherwise have sufficient funds available for any redemption of Preferred Shares required to be made pursuant to these Articles.

PROTECTIVE PROVISIONS

48.

(a)

In addition to such other limitations as may be provided in these Articles or the Shareholders Agreement, any of the Company’s other contractual obligations, requirements under the applicable Laws and any rights of approval of the Investor Directors as set forth in Section Article 48(b), so long as any Series A Preferred Share is outstanding and held by SIG, any Series C Preferred Share is outstanding and held by Yunfeng, any Series D Preferred Share is outstanding and held by the Lead Series D Investor Representative, and/or any Series E Preferred Share is outstanding and held by Tencent, the Company (for purposes of this Article 48(a), the term “Company” means, in each case, the Group Companies and any one of them, where applicable) shall not, and the Founder Parties and the shareholders of the Company shall each take all steps necessary within their respective control to ensure that the Company shall not, directly or indirectly, carry out any of the following actions (other than any action undertaken in accordance with Section 9.3 of the Shareholder Agreement) (whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether by amendment to these Articles or its constitutional documents, merger, consolidation, schedule of arrangement, amalgamation or otherwise), and no affirmative shareholders resolution shall be adopted to directly or indirectly approve or carry out the same, except with the prior affirmative votes or written consents of SIG, Yunfeng, the Lead Series D Investor Representative and Tencent, and where any such action listed in (i) to (xv) below requires a Special Resolution (as defined in the Restated Articles) of the shareholders of the Company, and the said prior consent(s) of SIG and/or Yunfeng and/or the Lead Series D Investor Representative and/or Tencent have not been obtained, the shareholders of the Company who voted against the resolution at a meeting or objected to adoption of written resolution with respect to such act shall have such number of votes as equal to the number of votes as the shareholders of the Company who voted in favor of or consented to such resolution plus one (1):

(i)

the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, dissolution, winding up, reorganization, or other arrangement under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, or a Deemed Liquidation Event (other than a Drag-Along Sale in accordance with Section 6.1 of the Shareholders Agreement);

(ii)	any amendment, alteration or repeal of, or any waiver under, any provision of any memorandum of association or articles of association of the Company;

(iii)

any action that creates or authorizes to create, issues, increases or decreases the number of authorized or issued Equity Securities, including any New Securities, but excluding any of the following issuances by the Company:

(a)	any Ordinary Shares issued upon conversion of the Preferred Shares;

(b)	any Ordinary Shares issued pursuant to the anti-dilution provisions as set forth in these Articles;

(c)

any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, or consultants of the Group Companies pursuant to any ESOP approved by the Company’s Board of Directors in accordance with the Shareholders Agreement and these Articles;

(d)	any Ordinary Share issued to Zu Teng ( 祖腾 ) or Zu Teng’s SPV in accordance with Section 10.8 of the Shareholders Agreement; and

(e)	any Ordinary Share issued in connection with any M&A (as defined below) approved in accordance with the Shareholders Agreement and these Articles;

(iv)	any purchase, repurchase, redemption, or any retirement, of any Equity Securities, excluding any of the following repurchase or redemption by the Company:

(a)

the repurchase or redemption of Shares from employees, officers, directors, or consultants of the Company pursuant to (x) any ESOP approved by the Company’s Board of Directors in accordance with the Shareholders Agreement or (y) the Share Restriction Agreements);

(b)	the redemption of Shares by the Company in connection with an M&A approved by Company’s Board of Directors in accordance with this the Shareholders Agreement and these Articles;

(c)

any repurchase or redemption by the Company of Shares held by any service provider of the Group Companies pursuant to (x) any share incentive agreement under any ESOP approved by the Company’s Board of Directors in accordance with this Agreement or (y) the Share Restriction Agreements entered therebetween which allows the Company to have such right of repurchase or redemption at the termination of the service relationship by such service provider;

(d)	any redemption of Preferred Shares in accordance with Article 47; and

(e)	any repurchase or redemption of Shares to effect a Drag-Along Sale.

(v)

(x) any action that would result in any merger, amalgamation, consolidation, business combination, division, share acquisition, change of the corporate form, Change of Control or other reorganization or restructuring of the Company, or, (y) any action, whether by a single transaction or a series of transactions that results in the dilution of the shareholding percentage of any Investor (except for the creation or enforcement of, or the exercise of rights (including the power of sale) under, the Founder Lu Holdco Mortgage, any Drag-Along Sale in accordance with Section 6.1 of the Shareholders Agreement, any redemption carried out in accordance with Article 47, or any dilution of the shareholding percentage of any Investor due to any issuance of New Securities duly approved and conducted in compliance with the Shareholders Agreement) (each an “M&A”));

(vi)

the declaration, setting aside or payment of a dividend or making of other distribution on any Shares of the Company (other than by a Wholly Owned/Controlled Subsidiary to the Company or another Wholly Owned/Controlled Subsidiary), or the adoption of, or any change to the dividend policy of the Company;

(vii)

any action that allows any Shares to have any privileges in terms of voting, purchase or redemption, liquidation preferences or payment of any dividend or other distribution senior to or on a parity with any Preferred Share;

(viii)

any action that creates, issues or authorizes the creation or issuance of any debt security (other than equipment leases or bank lines of credit) unless issuance of such debt security has received the prior written approval of the Board, including the consents of all the Investor Directors;

(ix)	any share split, share dividend, combination, recapitalization or similar event with respect to any Equity Securities in the Company;

(x)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(xi)

any action (in a single transaction or a series related transactions) that (x) reclassifies or recapitalize any outstanding Equity Securities into, or creates or authorizes the creation of or issues any other Equity Securities having rights, preferences or privileges senior to or on parity with the Preferred Shares, or (y) increases the authorized number of the Preferred Shares or any other class or series of preferred shares;

(xii)	any increase or decrease in the size or change of composition or voting power of the Board and any establishment of any committee thereunder and the authorization, power and duties of such committee;

(xiii)

termination of, any amendment or modification to, or waiver under any captive structure documents in respect of any of the Group Companies executed by such Group Company, the shareholders of such Group Company, the Founder Parties and/or any other parties thereto, including without limitation, any of the Cooperative Agreements;

(xiv)

any public offering of any debt or Equity Securities of the Company, including the selection or determination of any underwriter, any securities exchange, valuation, size and other material terms and conditions for such offering;

(xv)

the issuance or reservation of Equity Securities under the ESOP or any other equity incentive plan in excess of the aggregate amount of the Existing ESOP Shares and the New ESOP Shares (as adjusted to reflect any subsequent bonus issue, share split, reverse share split, share dividend, consolidation, subdivision, reclassification, recapitalization or other similar transaction of the Company).

(b)

For so long as SIG is entitled to appoint or nominate the SIG Director, Yunfeng is entitled to appoint or nominate the Yunfeng Director, the Lead Series D Investor Representative is entitled to appoint or nominate the Series D Director and/or Tencent is entitled to appoint or nominate the Tencent Director, in addition to such other limitations as may be provided in the Shareholders Agreement or in these Articles, any of the Company’s other contractual obligations, or requirements under the applicable Laws, the Company (for purposes of this Article 48(b), the term “Company” means, in each case, the Group Companies and any one of them, where applicable) shall not, and the Founder Parties shall each take all steps necessary to ensure that the Company shall not, directly or indirectly carry out any of the following actions (other than any action undertaken in accordance with Section 9.3 of the Shareholders Agreement) (whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether by amendment to the these Articles or its constitutional documents, merger, consolidation, schedule of arrangement, amalgamation or otherwise), and no resolution shall be adopted by the Board to directly or indirectly approve or carry out any of the following actions by the Company (whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether by amendment to these Articles or its constitutional documents, merger, consolidation, schedule of arrangement, amalgamation or otherwise), except with a majority of affirmative votes or consent of the Board of Directors of the Company, including the affirmative vote of each of the Investor Directors, provided that any action listed in paragraphs (vii) and (x) below shall not require the affirmative vote or consent of the Tencent Director:

(i)	any entry into, participation in, formation or establishment of, or exit from any joint venture, partnership, association, consortium or similar entities or relationships;

(ii)

any provision of any loan or advance to any person, including, any employee or director of any Group Company, except advances and similar expenditures in the ordinary course of business or in accordance with the terms of an ESOP approved by the Board;

(iii)	any action to create guarantee, mortgage or any other encumbrance on any asset of the Company for any indebtedness;

(iv)

any incurrence of indebtedness in excess of RMB5,000,000 in a single transaction or in excess of RMB10,000,000 in aggregate for any consecutive twelve (12) months, in each case not already included in a Board-approved budget or incurred outside the ordinary course of business;

(v)

provision of any loan or lending to any Related Party of any Group Company or other third party or provision of guarantee or security for the indebtedness or liability of any Related Party of any Group Company or any third party (other than (i) loans provided by the Company or a Wholly Owned/Controlled Subsidiary to another Wholly Owned/Controlled Subsidiary or provided by a Wholly Owned/Controlled Subsidiary to the Company) and (ii) guarantee or security provided by the Company or a Wholly Owned/Controlled Subsidiary for the indebtedness or liability of another Wholly Owned/Controlled Subsidiary or provided by a Wholly Owned/Controlled Subsidiary for the indebtedness or liability of the Company);

(vi)

enter into or become a party to any transaction with any Related Party of any Group Company, renew or extend the terms of any such transaction, or amend any term of any such transaction in a manner adverse to any Group Company, other than (x) any redemption of Shares by the Company carried out in accordance with Article 47 of the Restated Articles, (y) entry into any transaction involving value not exceeding RMB5,000,000 in a single transaction or entry into transactions involving value not exceeding RMB5,000,000 in aggregate for any fiscal year, in each case under clause (y), in the ordinary course of business and on an arm’s length basis, and (z) any business cooperation or strategic alliance with Tencent or its Affiliates conducted in accordance with the Tencent Business Cooperation Agreements;

(vii)	approval and amendment of the annual business and financial plans, annual investment plans and annual budgets of the Company;

(viii)

approval of any capital expenditure in a single transaction or a series of related transactions in excess of RMB5,000,000 or in excess of RMB10,000,000 in aggregate for any consecutive twelve (12) months or approval of any investment commitments in a single transaction or a series of related transactions in excess of RMB10,000,000 or in excess of RMB20,000,000 in aggregate for any consecutive twelve (12) months, in each case that has not been included in the approved annual business plan or budget (to the extent that such annual business plan or budget has specified each specific capital expenditure and investment commitment);

(ix)

approval of any other expenditure in a single transaction or a series of related transactions in excess of RMB5,000,000 or in excess of RMB10,000,000 in aggregate for any consecutive twelve (12) months that has not been included in the approved annual budget;

(x)

appointment, removal or replacement of the Chief Executive Officer, the Chief Financial Officer/Financial VP, the Chief Technology Officer, the Chief Operation Officer and the Chief Human Resource Officer;

(xi)

approval of or change to the compensation and remuneration of the officers listed in paragraph (x) above (including approving the number of options or other awards issued to such persons under the duly approved ESOP);

(xii)	any material alteration or change to the business scope, nature of business or Business of the Company, entry into a new line of business, or exiting from any current line of business;

(xiii)	the adoption, amendment or termination of any ESOP of the Company;

(xiv)

any transfer, sale, or disposal of any asset or business of the Company involving a transaction value in excess of RMB5,000,000 during any fiscal year (except for any Drag-Along Sale in accordance with Section 6.1 of the Shareholders Agreement, or any transfer, sale or disposition of assets or properties in accordance with Article 47);

(xv)

any sale, transfer, lease, license, pledge, encumbrance of technology or intellectual property of the Company, other than non-exclusive licenses of the technology or intellectual property of the Company granted in the ordinary course of business;

(xvi)

any investment (including through acquisition of asset or business of any person) involving an amount in excess of RMB10,000,000 other than any investment in any then existing Subsidiary, or any establishment by any Group Company itself or with any other person of, or any disposal of any interest (including Equity Securities) in, any joint venture, partnership, Subsidiary or alliance;

(xvii)	approval of any audited financial statements (including without limitation, the balance sheet, the income statement and the cash flow statement) of the Company;

(xviii)

any commencement or settlement of any material legal actions or arbitrations involving an amount exceeding RMB5,000,000 or any waiver, termination, settlement or compromise by any Company of any valuable right or of any liability involving an amount or value exceeding RMB5,000,000; and

(xix)	the appointment, removal and replacement of the accounting firm/auditor of the Company, material change of the accounting or financial policy of the Company.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

49.

For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not exceed in any case forty (40) days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members the register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

50.

In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

51.

If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this Article 51, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

52.

Subject to the applicable Laws, if so determined by the Directors, the Company shall hold its annual general meetings and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten (10) o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented. Unless required by the Companies Act, the Company may but shall not be obliged to hold an annual general meeting.

53.

The Directors, may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth (1/10) of the then outstanding and paid-up Ordinary Shares (calculated on an as-converted basis) as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company. The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

54.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months following the expiration of the said twenty-one (21) days. A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

55.

At least twenty (20) days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article 55 has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by (i) the Members (or their proxies) holding more than fifty percent (50%) of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat, (ii) the Series A Majority, (iii) the Series B Majority, (iv) the Series C Majority, (v) the Series D Majority, and (vi) the Series E Majority.

56.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

57.

The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of Shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

58.

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Members holding at least a majority of the paid up voting share capital of the Company (calculated on an as-converted basis and including the Series A Majority, the Series B Majority, the Series C Majority, the Series D Majority, the Series E Majority and the holders of at least a majority of the outstanding Ordinary Shares) present in person or by proxy shall be a quorum, provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

59.

If a notice of a meeting has been duly delivered to all Members at least twenty (20) days prior to the meeting in accordance with the notice procedures hereunder, and within two (2) hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and the Company shall deliver notice thereof to all Members at least three (3) Business Days prior to such adjourned meeting in accordance with the notice procedures hereunder, and if at the adjourned meeting a quorum is not present within two (2) hours from the time appointed for the meeting, the Members (or their proxies) present shall be a quorum. Other than the business as outlined in the notice to Members, no other business shall be determined at the adjourned meeting.

60.

If the Directors wish to make this facility available to Members for a specific or all general meetings of the Company, a Member may participate in any general meeting of the Company, by means of a telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

61.	The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company.

62.

If there is no such chairman, or if at any general meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one (1) of their number to be chairman of that meeting.

63.

The chairman may with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for fourteen (14) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid and as set out under Article 59, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

64.

At any general meeting a resolution put to the vote of the meeting shall be decided by a poll and not on a show of hands. On a poll, a Member shall have such number of votes for the Shares he holds in accordance with Article 68.

65.

If a poll shall be duly demanded, it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

66.	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

67.

A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

68.

Except as otherwise required by law or as set forth herein or as provided in any other Transaction Documents, the holder of any Ordinary Shares issued and outstanding shall have one (1) vote for each Ordinary Share held by such holder, and the holder of any Preferred Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preferred Shares could be converted at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consents of Members is solicited, such votes to be counted together with all other Shares of the Company having general voting power and as a class except (i) as provided under Article 48 or (ii) as required by law or (iii) as provided in any other Transaction Documents. Holders of Ordinary Shares and Preferred Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles. Subject to provisions to the contrary elsewhere in the Memorandum of Association, these Articles and the Shareholders Agreement, the holders of Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members of the Company.

69.

Subject to any rights and restrictions for the time being attached to any class or classes of Shares, on a poll every Member and every person representing a Member by proxy shall have such number of vote(s) set forth under Article 68 for each Share of which he or the person represented by proxy is the holder.

70.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holder(s) and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

71.

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person may vote by proxy.

72.

No Member shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or it is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

73.

On a poll, votes may be given either personally or by proxy. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

74.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member.

75.

An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

76.

A. Notwithstanding anything contained in these Articles, any instrument irrevocably appointing Centurium as a proxy for the purposes of implementing the Founder Lu Holdco Mortgage Agreement pursuant to the terms of the Founder Lu Holdco Mortgage (the “Mortgagee Proxy”) shall not require the approval of the Directors as to its form. The instrument appointing the Mortgagee Proxy shall be deemed to confer authority to vote the Founder Lu Holdco Mortgaged Shares at all general meetings of Members and to request and convene a meeting or meetings of Members for the purpose of any matters necessary or desirable for the purpose pursuant to the terms of the Founder Lu Holdco Mortgage; provided that the Directors shall recognise, following written notification to the Company, any attorney-in-fact or Mortgagee Proxy (whether or not irrevocable) validly appointed in respect of any Founder Lu Holdco Mortgaged Shares to receive notice of, attend and vote at any meeting of the Company or by written resolution in place of, and to the exclusion of, the personal rights of the Founder Lu Holdco.

B. The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

77.

A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

78.

Any corporation which is a Member or a Director may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board or of a committee of Directors, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it was an individual Member or Director of record of the Company.

DIRECTORS

79.

The Board of the Company shall consist of eight (8) members, which number of members shall not be changed except pursuant to an amendment to these Articles. For so long as Tencent or its Affiliates holds any issued and outstanding Series E Preferred Shares or Ordinary Shares of the Company, Tencent shall have the right to appoint and remove one (1) Director (the “Tencent Director”). For so long as the Lead Series D Investor Representative holds any issued and outstanding Series D Preferred Shares or Ordinary Shares of the Company, the Lead Series D Investor Representative shall have the right to appoint and remove one (1) Director (the “Series D Director”). For so long as Yunfeng holds any issued and outstanding Series C Preferred Shares or Ordinary Shares of the Company, Yunfeng shall have the right to appoint and remove one (1) Director (the “Yunfeng Director”). For so long as SIG holds any issued and outstanding Series A Preferred Shares or Ordinary Shares of the Company, SIG shall have the right to appoint and remove one (1) Director (the “SIG Director”, together with the Series E Director, the Series D Director and the Yunfeng Director, collectively, the “Investor Directors”). Founder Lu shall have the right to appoint and remove, through the Founder Lu Holdco, four (4) Directors. Subject to the articles with respect to the matters which must be approved by the Investor Directors as listed under these Articles (including without limitation Article 48(b)), each member of the Board except Mr. Lu Xiaoyan (卢小燕, a/k/a.卢睿泽) has one (1) vote and Mr. Lu Xiaoyan (卢小燕, a/k/a.卢睿泽) (to the extent he is a director of the Company) has two (2) votes at any Board meeting or in respect of any Board Resolutions. In the event that a special committee is formed within the Board, each of SIG, Yunfeng, the Lead Series D Investor Representative and Tencent shall be entitled to designate the Investor Director appointed by such Shareholder to be a member of such committee.

Each of SIG, Yunfeng, the Lead Series D Investor Representative, Tencent, Matrix and Langmafeng shall be entitled to respectively designate one (1) non-voting observer (each, an “Observer”). Chengwei Capital HK Limited and CW MBA Digital Limited (for so long as they hold any issued and outstanding Series A Preferred Shares or Ordinary Shares of the Company) shall be entitled to jointly designate one (1) Observer. Each Observer shall have the right to attend and observe meetings of the Board and each committee under the Board, and to receive notices of all meetings of the Board and each committee thereunder and copies of all documents provided to any member of the Board and any member of the Board Committees. The Company shall not grant any additional observer rights without the prior written consents of SIG, Yunfeng, the Lead Series D Investor Representative and Tencent.

80.	The Directors and Observers of the Company may only be appointed and removed as provided in Article 79.

81.

Subject to the provisions of these Articles and the Shareholders Agreement, a Director shall hold office until such time as he is removed from office or his office is vacated pursuant to Article 79 or Article 98.

82.	Subject to the Shareholders Agreement and these Articles, the Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed.

83.

The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid their travel, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

84.	There shall be no shareholding qualification for Directors unless determined otherwise by the Company by Ordinary Resolution.

85.

Appointment or removal of each director of the Company pursuant to Article 79 may be made by the shareholder which is entitled to appoint or remove such Director by delivering to the Company a written instrument to that effect signed by such shareholder. No director appointed pursuant to Article 79 may be removed from office unless the shareholder originally entitled to appoint such director or occupy such Board seat pursuant to Article 79 is no longer so entitled to appoint such director or occupy such Board seat. Any vacancies created by the resignation, removal or death of a director appointed pursuant to Article 79 shall be filled pursuant to the provisions of Article 79. The Company shall adopt, and each shareholder of the Company agrees to cause the director(s) appointed by it (if any) to consent to adoption of, Board resolutions as may be required to update the register of directors of the Company reflecting each appointment or removal of director made pursuant to Article 79, and the Company shall promptly update its register of directors accordingly thereafter.

ALTERNATE DIRECTOR

86.

Any Director (other than an alternate director) may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him. Any appointment or removal of an alternate director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them. An alternate director shall cease to be alternate director if his appointor ceases to be a Director.

87.

Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

88.

Subject to the provisions of the Companies Act, the Memorandum of Association and these Articles (including Article 48), the Shareholders Agreement and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

89.

Subject to the Shareholders Agreement and these Articles, the Directors may from time to time (with consents of a majority of Directors) appoint any person, whether or not a Director, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any person so appointed by the Directors may be removed by the Directors (with consents of a majority of Directors). The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto determine if any managing director ceases for any reason to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

90.

The Directors may appoint a Secretary (and if need be an Assistant Secretary or Assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or Assistant Secretary so appointed by the Directors may be removed by the Directors.

91.

Subject to these Articles and the Shareholders Agreement, the Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit provided that, each Investor Director shall be entitled (but not obligated) to be a member of any such committee; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.

Subject to these Articles and the Shareholders Agreement, the Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether appointed or nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

93.

Subject to these Articles and the Shareholders Agreement, the Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article 93.

BORROWING POWERS OF DIRECTORS

94.

Subject to these Articles and the Shareholders Agreement, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

95.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Board provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

96.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Directors may appoint for the purpose.

97.

Notwithstanding the foregoing, a Secretary or any Assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

98.	Subject to Article 79, the office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company; or

(d)	is removed from office by notice given by the Member who appointed such Director.

PROCEEDINGS OF DIRECTORS

99.

The Board shall hold at least one (1) meeting every six (6) months either telephonically or in person, unless otherwise agreed by the majority of the votes of the Directors who in all cases shall include the Investor Directors. The Company shall cause that (i) a notice of each meeting, (ii) the agenda of the business to be transacted at the meeting and (iii) all relevant documents and materials to be circulated at or presented to the meeting are sent to all Directors at least fourteen (14) days before the meeting and a copy of the minutes of the meeting is sent to such persons within thirty (30) days following the meeting.

100.

A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

101.

The quorum necessary for the transaction of the business of the Directors shall be five (5) Directors then in office, provided that such quorum shall include the Investor Directors and no Board meetings shall be held in the absence of any Investor Director. A meeting absent of any Investor Director shall be automatically postponed to commence at the same time on the date five (5) Business Days following the original date set forth in the original notice, and if at the postpone meeting any of the Investor Directors is not present within half an hour from the time appointed for the meeting any five (5) directors present and entitled to vote shall form a quorum. A notice of the postponed meeting shall also be delivered in accordance with Article 99 above. Only the business outlined in the notice to the Board members shall be determined at the meeting.

102.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Board of Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors, in each case provided that the nature of the interest of any Director in any such contract or arrangement shall be disclosed by him at or prior to its consideration and any vote thereon.

103.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and unless otherwise provided in these Articles or the Shareholders Agreement, no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement; provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

104.

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

105.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

106.	The chairman of each meeting of the Directors shall prepare and sign the minutes of such meeting and promptly deliver a copy of such minutes to the other Directors.

107.

Subject to Article 48, any action that may be taken by the Board at a meeting may be taken by a written resolution signed by the Directors holding a majority of the votes of all the Directors then in office without convening a Board meeting; provided that, in the event that the Company desires to pass any such written Board resolution without convening a Board meeting, the Company shall provide at least five (5) Business Days of advance notice to each of the Directors of the Company, setting forth the desire to pass such written Board resolution, reasonable details of the matters proposed to be approved (including the draft of such written Board resolution to be passed) and all relevant documents and materials (if applicable). After the Directors representing the majority of the votes of all the Directors have signed such resolution in favor of such matters, such resolution shall be deemed to have been approved by the Board, and promptly but in no event later than two (2) days after such signing, the Company shall notify each other Director who has not signed or declined to sign such resolution together with a copy of such signed resolution, provided that in such circumstances, to the extent permitted by applicable Laws, the Investor appointing or nominating such other Director shall use reasonable endeavors to cause its appointed or nominated Director to cooperate to sign such resolutions if a unanimous written resolutions signed by all Directors of the Company is required by applicable Laws to effectuate a corporate action of the Company or to be filed with or submitted to (where applicable) the competent Governmental Authorities, unless any Investor Director appointed or nominated by such Investor has raised his/her objection or withheld his/her approval or affirmative vote with respect to such matters put to vote pursuant to Article 48(b). When a resolution is signed, a resolution may consist of several documents each signed by one or more of the Directors.

108.

The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

109.

The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, the Directors present may choose one (1) of their number to be chairman of the meeting.

110.

A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, the members present may choose one (1) of their number to be chairman of the meeting.

111.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present subject to Article 48(b) in which cases the affirmative votes of the Investor Directors shall be obtained.

112.

All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some technical defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

DIVIDENDS

113.

(a)

Subject to the applicable Laws, the Shareholders Agreement and these Articles (including Article 47, Article 48 and Article 140), the Board (with consents of a majority of Directors) may from time to time declare dividends (including interim dividends) and other distributions on Shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor and in accordance with the provisions of this Article 113.

(b)

No dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares, at any time unless a distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each issued and outstanding Preferred Share (calculated on an as-converted basis), such that the distribution declared, paid, set aside or made to the holder thereof shall be equal to the distribution that such holder would have received if such Preferred Shares had been converted into Ordinary Shares immediately prior to the record date for such distribution, or if no such record date is established, the date such distribution is made.

114.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the applicable Laws.

115.

Subject to the applicable Laws, these Articles, the Shareholders Agreement, and any rights and restrictions for the time being attached to any class or classes of Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Board.

116.

Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of Shares they shall be declared and paid according to the amounts paid or credited as paid on the Shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a Share in advance of calls shall be treated for the purpose of this Article 116 as paid on the Share.

117.

Subject to these Articles and the Shareholders Agreement, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up Shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

118.

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than shares) as the Directors may from time to time think fit.

119.

Any dividend may be paid by cheque sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

120.	Subject to these Articles, the Directors when paying dividends to the Members in accordance with the provisions of these Articles may make such payment either in cash or in specie.

121.

Subject to the applicable Laws, these Articles, the Shareholders Agreement, and any rights and restrictions for the time being attached to any class or classes of Shares, all dividends shall be declared and paid according to the amounts paid on the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article 121 as paid on the Share.

122.	If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

123.	No dividend shall bear interest against the Company.

ACCOUNTS AND AUDIT

124.

The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors. The Company shall cause all books of account to be maintained for a minimum period of five (5) years from the date on which they were prepared.

125.	The books of account shall be kept at the registered office of the Company, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

126.

Subject to the Shareholders Agreement, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by the Company by Ordinary Resolution or otherwise in accordance with the Shareholders Agreement.

127.	Subject to the Shareholders Agreement, the accounts relating to the Company’s affairs may be audited.

CAPITALISATION OF PROFITS

128.	Subject to the Companies Act, these Articles and the Shareholders Agreement, the Directors may, with the authority of an Ordinary Resolution:

(a)	resolve to capitalize an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account) that is available for distribution;

(b)

appropriate the sum resolved to be capitalized to the Members in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards paying up in full unissued Shares or debentures of an amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article 128, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorize a person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalization, or

(ii)

the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT

129.

The Directors shall in accordance with Section 34 of the Companies Act establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

130.

There shall be debited to any share premium account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Companies Act, out of capital.

NOTICES

131.

Any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

132.

Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

133.

Any notice or other document, if served by (a) post, shall be deemed to have been served five (5) days after the time when the letter containing the same is posted, or, (b) facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient or (c) recognised courier service, shall be deemed to have been served forty-eight (48) hours after the time when the letter containing the same is delivered to the courier service. In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

134.

Any notice or document delivered or sent by post to or left at the registered address of any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Share.

135.	Notice of every general meeting of the Company shall be given to:

(a)	all Members holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a Share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

INDEMNITY

136.

Every Director (including for the purposes of this Article 136 any alternate Director appointed pursuant to the provisions of these Articles), Secretary, Assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere, unless the same shall happen or sustain by or through his own actual or wilful fraud or wilful default.

137.

No such Director, alternate Director, Secretary, Assistant Secretary or other officer of the Company (but not including the Company’s auditors) shall be liable (a) for the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent of the Company or (b) for any loss on account of defect of title to any property of the Company or (c) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (d) for any loss incurred through any bank, broker or other similar person or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his office or in relation thereto, unless the same shall happen or sustain by or through his own actual or wilful fraud or wilful default.

NON-RECOGNITION OF TRUSTS

138.

Except as required by law and save for the Founder Lu Holdco Mortgage, no person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent or future interest in any of its Shares or any other rights in respect thereof except an absolute right to the entirety thereof in each Member registered in the Register of Members.

WINDING UP

139.

Subject to the Shareholders Agreement, Article 48 and Article 140, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Shares. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.

LIQUIDATION PREFERENCE

140.

Subject to applicable Laws, the Shareholders Agreement and these Articles (including Article 48), upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary or any Deemed Liquidation Event, the assets of the Company or proceeds received by the Company and/or the shareholders available for distribution shall be distributed in the following order (after satisfaction of all creditors’ claims and claims that may be preferred by law):

(a)

First, each holder of the Series E2 Preferred Shares and the Series E Preferred Shares shall be entitled to receive for each Series E2 Preferred Share/Series E Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or surplus funds of the Company to any other class or series of shares by reason of their ownership of such shares, an amount equal to the sum of (i) one hundred percent (100%) of the Series E2 Issue Price/Series E Issue Price applicable to such holders of Series E2 Preferred Shares/Series E Preferred Shares, (ii) a twelve percent (12%) compound annual interest calculated from the applicable Series E Issue Date/Series E2 Issue Date until the Target Payment Date (as defined below), and (iii) all accrued or declared but unpaid dividends on such Series E2 Preferred Share/Series E Preferred Share (as applicable) (collectively, the “Series E&E2 Liquidation Preference Amount”). If the assets and funds available for distribution among the holders of the Series E Preferred Shares and the Series E2 Preferred Shares shall be insufficient to permit the payment to such holders of the full Series E&E2 Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Shares and the Series E2 Preferred Shares in proportion to the Series E&E2 Liquidation Preference Amount each such holder would otherwise be entitled to receive.

(b)

Second, if there are any assets or funds remaining after the aggregate Series E&E2 Liquidation Preference Amount has been distributed or paid in full to the holders of the Series E2 Preferred Shares and the Series E Preferred Shares pursuant to Article 140(a) above, each holder of the Series D Preferred Shares shall be entitled to receive for each Series D Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or surplus funds of the Company to any other class or series of shares by reason of their ownership of such shares (other than the Series E2 Preferred Shares and the Series E Preferred Shares), an amount equal to the sum of (i) one hundred percent (100%) of the Series D Issue Price, (ii) a twelve percent (12%) compound annual interest calculated from the applicable Series D Issue Date until the Target Payment Date, and (iii) all accrued or declared but unpaid dividends on such Series D Preferred Share (collectively, the “Series D Liquidation Preference Amount”). If the assets and funds available for distribution among the holders of the Series D Preferred Shares shall be insufficient to permit the payment to such holders of the full Series D Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Shares in proportion to the Series D Liquidation Preference Amount each such holder would otherwise be entitled to receive.

(c)

Third, if there are any assets or funds remaining after the aggregate Series E&E2 Liquidation Preference Amount and Series D Liquidation Preference Amount have been distributed or paid in full to the holders of the Series E2 Preferred Shares, the Series E Preferred Shares and the Series D Preferred Shares respectively pursuant to Article 140(a) and (b) above, each holder of the Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or surplus funds of the Company to any other class or series of shares by reason of their ownership of such shares (other than the Series E2 Preferred Shares, the Series E Preferred Shares and the Series D Preferred Shares), an amount equal to the sum of (i) one hundred percent (100%) of the Series C Issue Price, (ii) an eight percent (8%) compound annual interest calculated from the Series C Issue Date until the Target Payment Date, and (iii) all accrued or declared but unpaid dividends on such Series C Preferred Share (collectively, the “Series C Liquidation Preference Amount”). If the assets and funds thus distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Shares in proportion to the Series C Liquidation Preference Amount each such holder would otherwise be entitled to receive.

(d)

Fourth, if there are any assets or funding remaining after the aggregate Series E&E2 Liquidation Preference Amount, Series D Liquidation Preference Amount and Series C Liquidation Preference Amount have been distributed or paid in full to the holders of the Series E2 Preferred Shares, the Series E Preferred Shares, the Series D Preferred Shares and the Series C Preferred Shares, respectively, pursuant to Article 140(a), (b) and (c) above, each holder of the Series B Preferred Shares and the Series A Preferred Shares shall be entitled to receive for each Series B Preferred Share/Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Ordinary Shares or any other class or series of shares (other than the Series E2 Preferred Shares, the Series E Preferred Shares, the Series D Preferred Shares and the Series C Preferred Shares) by reason of their ownership of such shares, an amount equal to one hundred and fifty percent (150%) of the Series A Issue Price/Series B Issue Price applicable to such holders of Series A Preferred Shares/Series B Preferred Shares, plus all accrued or declared but unpaid dividends on such Series A Preferred Share/Series B Preferred Share (as applicable) (collectively, the “Series A&B Liquidation Preference Amount”). If the assets and funds thus distributed among the holders of the Series A Preferred Shares and the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A&B Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares and the Series B Preferred Shares in proportion to the Series A&B Liquidation Preference Amount each such holder would otherwise be entitled to receive.

(e)

After setting aside or paying in full the Series E&E2 Liquidation Preference Amount, the Series D Liquidation Preference Amount, the Series C Liquidation Preference Amount and the Series A&B Liquidation Preference Amount due pursuant to Article 140(a), (b), (c) and (d) above, the remaining funds and assets of the Company available for distribution to Members, if any, and proceeds received by the Company or its shareholders shall be distributed ratably amongst holders of outstanding Ordinary Shares and holders of outstanding Preferred Shares on an as-converted basis.

(f)	For the purpose of this Article 140, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, and shall include a Deemed Liquidation Event.

(g)

Upon the occurrence of any liquidation, dissolution, winding up of the Company or a Deemed Liquidation Event, the Preferred Majority shall propose in writing to the Company a date on which the payments of the applicable Series E&E2 Liquidation Preference Amount, Series D Liquidation Preference Amount, Series C Liquidation Preference Amount and the Series A&B Liquidation Preference Amount shall be due which shall be a date no earlier than the 30th day after the date of delivery of such proposal and the Company shall not unreasonably reject such proposed due date (the “Target Payment Date”). In the event the Company fails to make such payments in full on or before the Target Payment Date, any unpaid balance of the due and payable Series E&E2 Liquidation Preference Amount, Series D Liquidation Preference Amount, Series C Liquidation Preference Amount and/or Series A&B Liquidation Preference Amount (as applicable) shall bear an interest at a compound rate of eight percent (8%) per annum calculated from the Target Payment Date to the date on which all the applicable Series E&E2 Liquidation Preference Amount, Series D Liquidation Preference Amount, Series C Liquidation Preference Amount and/or Series A&B Liquidation Preference Amount paid in full.

(h)

Notwithstanding any other provision of this Article 140, the Company may at any time, out of funds legally available therefore, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its Subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

(i)

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a Deemed Liquidation Event hereunder, by the Board, which decision shall include the affirmative votes or written consents of the Investor Directors). Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day ending one (1) day prior to the distribution;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)

If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a Deemed Liquidation Event, by the Board, with the affirmative votes of the Investor Directors).

(j)

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a Deemed Liquidation Event hereunder, by the Board, with the affirmative votes of the Investor Directors). The Series A Majority, the Series B Majority, the Series C Majority, the Series D Majority and the Series E Majority shall have the right to challenge any determination by the Board or the liquidator (as the case may be) of fair market value pursuant to this Article 140, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board or the liquidator (as the case may be) and the challenging parties, the cost of which shall be borne by the Company.

AMENDMENT OF ARTICLES OF ASSOCIATION

141.

Subject to the Companies Act, the Shareholders Agreement, these Articles (including Article 48) and the rights attaching to the various classes of Shares, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

REGISTRATION BY WAY OF CONTINUATION

142.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 142, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.